                                                                     EXHIBIT 2.1

                            SHARE PURCHASE AGREEMENT



                      is made the 9th day of October 2001

                                     between

(1) Jakob Blattner, Schiffgasse 14, CH-8272 Ermatingen

(2) Alwo AG, Sonnenwiesenstrasse 7, CH 8280 Kreuzlingen

(3) Rodolfo Federici, Andhauser Strasse 71, CH-8572 Berg

(4) Walter Grobli, Dorflistrasse 8a, CH-8572 Berg

                                                     (hereinafter the "VENDORS")



                                       and

(5) Brooks Automation Luxembourg S.a.r.l., 5 rue Eugene Ruppert, L-2453
    Luxembourg

                                                   (hereinafter the "PURCHASER")



                            concerning the shares of

                 TEC-SEM AG, High Tech Center 1, 8274 Tagerwilen

                                                     (hereinafter the "COMPANY")

                                LIST OF CONTENTS

1.       DEFINITIONS AND INTERPRETATION                                                        4
2.       OBJECT OF THE AGREEMENT                                                              14
3.       SALE AND PURCHASE                                                                    14
3.1.     Obligation to Sell and Purchase                                                      14
3.2.     Option to Purchase and Sell                                                          15
3.3.     Sale of all Shares                                                                   15
4.       PURCHASE PRICE                                                                       15
4.1.     Share Purchase; Provisional Purchase Price                                           15
4.2.     Option; Provisional Option Price                                                     16
4.3.     Payment to Employees                                                                 16
4.4.     Mode of Payments                                                                     17
4.5.     Escrow                                                                               18
4.5.1.   Escrow for Sale and Purchase                                                         18
4.5.2.   Escrow for Option                                                                    19
5.       ADJUSTMENT OF PURCHASE PRICE                                                         19
5.1.     Adjustment of Provisional Purchase Price and of Provisional Option Price             19
5.2.     Completion Accounts                                                                  19
6.       REPRESENTATIONS AND WARRANTIES                                                       21
6.1.     Extent of Representations and Warranties                                             21
6.2.     Representations and Warranties of the Vendors                                        22
6.3.     Representations and Warranties of the Purchaser                                      40
7.       REMEDIES                                                                             42
7.1.     Pre-Completion Breach                                                                42
7.2.     Indemnity for Breach of Representations and Warranties                               43
8.       LIMITATION OF LIABILITY                                                              44
8.1.     Threshold, Cap                                                                       44
8.2.     Exclusions                                                                           46
8.3.     Survival and Notice of Claims                                                        47
8.4.     Third Party Claims                                                                   48
9.       PRE-COMPLETION COVENANTS                                                             49
9.1.     Conduct of Business Pending Completion                                               49
9.2.     Access to Information prior to Completion                                            51
9.3.     Breakup                                                                              52
10.      CONDITIONS                                                                           52
10.1.    Conditions Precedent                                                                 52
10.2.    Waiver of Conditions Precedent                                                       53
10.3.    Time Limit for Satisfaction of Conditions                                            54
10.4.    Operative Provisions                                                                 54
11.      COMPLETION                                                                           54
11.1.    Time and Location                                                                    54
11.2.    Vendors' Obligations                                                                 54
11.3.    Purchaser's Obligations                                                              55
11.4.    Vendors` and Purchaser's Failure to Comply                                           56

11.5.    Risks and Benefits                                                                   56
12.      POST-COMPLETION COVENANTS                                                            56
12.1.    Board of Directors of the Company                                                    56
12.2.    Registration of Purchaser's Common Stock                                             56
12.3.    Repayment of Vendors' Financing                                                      57
12.4.    Restrictive Covenants                                                                57
12.5.    Access to Information after Completion                                               59
13.      MISCELLANEOUS                                                                        59
13.1.    Vendor Status as Investor                                                            59
13.2.    Restricted Securities.                                                               60
13.3.    Legend on Certificate                                                                60
13.4.    Information                                                                          60
13.5.    Restriction on Disposition of Brooks Shares                                          61
13.6.    Announcement                                                                         62
13.7.    Assignment                                                                           63
13.8.    Entire Agreement                                                                     63
13.9.    Waiver, Variation and Release                                                        63
13.10.   Costs and Expenses                                                                   64
13.11.   Payments                                                                             65
13.12.   Exchange Rate                                                                        65
13.13.   Notices                                                                              65
13.14.   Counterparts                                                                         67
13.15.   Language                                                                             67
13.16.   Invalidity                                                                           68
13.17.   Agreement to continue in full force and effect                                       68
13.18.   Confidentiality                                                                      68
13.19.   Governing Law and Jurisdiction                                                       69


WHEREAS:

A. The Company is a company limited by shares ("Aktiengesellschaft") domiciled in Tagerwilen (TG), Switzerland and registered with number CH-440.3.012.371-1. It has at the date of this Agreement a share capital of CHF 500,000.- divided into 50,000 registered shares of CHF 10 nominal value each. All of the said Shares are issued and fully paid and are owned by the Vendors in the proportions shown opposite their respective names in sub-clause 3.1 under consideration of the Option Shares in sub-clause 3.2..

B. The Vendors have agreed to sell the Purchase Shares in sub-clause 3.1. to the Purchaser and the Purchaser has agreed to purchase the Purchase Shares in reliance (inter alia) upon the representations, warranties and undertakings in this Agreement, for the consideration and otherwise upon and subject to the terms and conditions of this Agreement. In addition and subject to the same representations, warranties, terms and condition of this Agreement, Vendor Alwo AG has agreed to grant an irrevocable call option to the Purchaser to purchase the Option Shares and the Purchaser has agreed to grant an irrevocable put option to Vendor Alwo AG to sell the Option Shares.

C. The Purchaser was granted the possibility to conduct a due diligence review of the Company.



WHEREBY IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

     (a) In this Agreement the following words and expressions have the meanings set opposite them:

"ACCOUNTS"          the audited balance sheets and the audited profit and loss accounts for each of the last two fiscal years ended on the Balance Sheet Date of the Company and the notes, auditors' reports, and other documents which are or would be required by law to be annexed to the Accounts of the company concerned and to be sent or made available to the shareholders;

"ACTION" any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority;

"AGREEMENT"         this Share Purchase Agreement including its recitals, the
                    schedules and the Disclosure Letter;

"BALANCE SHEET
DATE"               31st December;

"BUSINESS"          collectively the business of the Company;

"BROOKS SHARES"     the shares of Common Stock, USD 0.01 par value, of Brooks
                    Automation, Inc., a Delaware corporation, issued as partial payment of the purchase price under clauses 4.1 and 4.2; for the purpose of the Agreement the value of the Brooks Shares is fixed at USD 38.71;

"BUSINESS DAY"      a day (other than a Saturday or Sunday) when banks are open for business in Zurich;

"CASH" cash, deposits, marketable securities and liquid and fungible financial investments;

"CO"                the Swiss Code of Obligations of 30 March 1911 as amended ;

"COMPETENT
AUTHORITY"          any person or legal entity (including any government or
                    government agency) having regulatory authority under applicable laws and/or any court of law or tribunal;

"COMPLETION"        the completion of the sale and purchase of the Shares
                    pursuant to this Agreement;

                                      -6-
"CONFIDENTIAL
INFORMATION"        all information received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which relates to:

                    (i)   the Company;

                    (ii)  any aspect of the Business;

                    (iii) the provisions of this Agreement;

                    (iv)  the negotiations relating to this Agreement;

                    (v)   the subject matter of this Agreement: or

                    (vi)  the Purchaser.

"CONNECTED PERSON"  a person or entity connected with any of the Vendors or the directors (or any former director of the Company);

"DELOITTE REPORT"   the report of Deloitte & Touche AG of October 5, 2001
                    ("Independent Accountant's Report on Applying Certain
                    Agreed- upon Procedures for Tec-Sem AG, Tagerwilen,
                    Switzerland") with Appendices as attached hereto (Schedule
                    1);

"DISCLOSED"         accurately and fairly disclosed to the Purchaser by this
                    Agreement or the Disclosure Letter

                    For the purposes of this Agreement and the Disclosure Letter the facts, circumstances and documents contained and/or annexed to the Disclosure Letter shall be considered accurately and fairly disclosed only with reference to the specific clause of this Agreement.

                    Any cross-reference shall be excluded and Vendors shall not be deemed to have disclosed any facts, circumstances and/or documents if not specifically mentioned in the relevant clause of this Agreement or in the corresponding Section of the Disclosure Letter.

"DISCLOSURE LETTER" the letter described as such of even date herewith addressed by the Vendors to the Purchaser;

"ENCUMBRANCE"       any interest of equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement other than Permitted Encumbrances;

"ENVIRONMENT"       any and all organisms (including man), ecosystems, property and the following media: air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water);

"ESCROW AGENT"      Thouvenin Stutzer Eggimann & Partner, Rechtsanwalte
                    Klausstrasse 33, 8032 Zurich;

"ESCROW  AGREEMENT" the escrow agreement for sale and purchase regarding Brooks
                    Shares entered into
                    between the Purchaser, the Vendors and the Escrow Agent, and signed by the Vendors on the same date as this Agreement;

"GOVERNMENTAL
AUTHORITY"          any Swiss or foreign federal, state or local government,
                    governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitrage body;

"GOVERNMENTAL
ORDER" any order, writ, judgement, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority;

"HARM" harm or damage to or other interference with the Environment;

"HAZARDOUS MATTER"  any and all matter (whether alone or in combination with other matter) including electricity, heat, vibration, noise or other radiation which may or is liable to cause harm or damage to or other interference with the Environment;

"INDEPENDENT
ACCOUNTANT"         Arthur Andersen, Binzmuhlerstrasse 14, CH-8050 Zurich;

"INTELLECTUAL
PROPERTY"           all world-wide intellectual property rights, including
                    without limitation all trademarks, trademark rights, trade names, trade name rights, service marks, internet domain names, patents, patent rights, industrial models, inventions, discoveries, whether or not patentable, and copyrights in both published and unpublished works, whether registered or unregistered, together, in the case of all statutory intellectual property rights, with all applications currently pending for any of the foregoing, and all trade secrets, (including know-how and other proprietary rights and information, technical information, computer software, processes and formulas and customer and marketing information) used or held for use in connection with the business of the Company as currently conducted.

"JUNE ACCOUNTS"     the Company's compiled and consolidated balance sheets and financial statements as per June 30, 2001 prepared in accordance with Swiss Accounting Principles and reconciled to US GAAP by Deloitte & Touche AG and as enclosed as Appendix II to the Deloitte Report;

"LAW" any federal, state, local Swiss or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law;

"LOSSES" actions, proceedings, losses, direct or indirect damages, liabilities, claims, costs and expenses including fines, penalties, clean-up costs, legal and other professional fees;

"MATERIAL ADVERSE
EFFECT" any change in or effect on the business of the Company that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities or, to the best knowledge of Vendors, prospects of the Company or prevents completion of the transactions contemplated hereby;

"NET TANGIBLE
ASSETS" in relation to the Company, its fixed assets plus its current assets less its liabilities as set out in the Accounts;

"OPTION ESCROW
AGREEMENT"          the escrow agreement regarding the Option Shares - as
                    defined in Clause 3.2. - entered into between the Purchaser, Alwo AG and the Escrow Agent, and signed by Alwo AG on the same date as this Agreement;

"PERMITS"           any and all licenses, consents, permits, authorisations or the like, made or issued pursuant to or under, or required by, Environmental Laws in relation to the carrying on of the Business;

"PERMITTED
ENCUMBRANCES"       (i) liens for taxes, assessments and governmental charges or levies not yet due and payable; (ii) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', lessor's, workmen's and repairmen's liens, reservations of title and other similar liens arising in the ordinary course of business securing obligations; (iii) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (iv) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (1) were not incurred in connection with any indebtedness for borrowed money of the Company, (2) do not render title to the property encumbered thereby unmarketable and (3) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes; and (v) statutory liens on real property;

"PLAN" all employee benefit plans and all bonus, stock option, stock purchase, incentive, deferred compensation, pension, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programmes or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, manager or director of the Company; each employee benefit plan for which the Company could incur liability in the event such plan has been or were to be terminated, any contracts, arrangements or understandings between each of the Vendors and any director, manager or employee of the Company including without limitation, any contracts, arrangements or understanding relating to the sale of the Company;

"PROVISIONAL
PURCHASE PRICE"     the consideration payable for the Shares as specified in
                    sub-clause 4.1;

"PURCHASER'S
ACCOUNTANTS"        PriceWaterhouseCoopers, Stampfenbachstrasse 73, CH-8035
                    Zurich;

"RETURN"            any return, report or form relating to Tax or Taxes;

"SECURITIES ACT"    the US Securities Act of 1933, as amended;

"SENSITIVE PAYMENT" a payment (whether or not illegal) including (i) commercial bribes, bribes or kickbacks paid to any person, firm or company including central or local government officials, trade union officials or employees or (ii) amounts received with an understanding that rebates or refunds will be made in contravention of the laws of any jurisdiction either directly or though a third party or (iii) political contributions or (iv) payments or commitments (whether made in the form of commissions, payments or fees for goods received or otherwise) made with the understanding or under circumstances that would indicate that all or part thereof is to be paid by the recipient to central or local government officials or as a commercial bribe, influence payment or kickback.

"SHARES" the 50,000 issued registered shares of CHF 10 nominal value each in the capital of the Company;

"SWISS ACCOUNTING
PRINCIPLES"         the rules set out in article 662a ET SEQ. of the Swiss Code of Obligations as applied by members of the Swiss
                    Accountants' Organization (,,Schweizerische Treuhand- und
                    Revisionskammer") as far as consistently applied by the Company in the past and for the preparation of the June
                    Accounts;

"TAXATION", "TAX",
"TAXES"             (i)  all forms of taxation  including  any  charge,  tax,
                         duty, levy, impost, withholding, social security contribution (e.g. AHV/IV/AV) or liability wherever chargeable imposed for support of national, state, federal,

                                      -13


                         municipal or local government or any other person and whether of the Swiss or any other jurisdiction; and

                    (ii) any penalty, fine, surcharge, interest, charges or
                         costs payable in connection with any taxation within
                         (i) above;

"THIRD PARTY DEBT"  consolidated bank debt and other third party financial indebtedness (excluding balances arising from ordinary trading and service activities and excluding pension liabilities);

"US GAAP"           United States generally accepted accounting principles,
                    including the pronouncements of the Financial Statements
                    Accounting Board and the Securities and Exchange Commission, applied on a consistent basis.

"VAT"               Value Added Tax;

"VENDORS'
ACCOUNTANTS         Deloitte & Touche  Experta AG,  Klausstrasse  4, P.O.  Box,
                    CH-8034 Zurich

"WARRANTIES"        the representations and warranties set out in Clause 6.

     (b) Each of the following terms is defined in the sub-clause set forth opposite such term:

          Completion Accounts                     5.2
          Escrow Amount                           4.5.1(d)
          Indemnified Party                       8.4(a)
          Indemnifying Party                      8.4(a)
          Licenses                                6.2(m)(iii)
          Material Contracts                      6.2.(m)5.2.(l)
          Notice of Disagreement                  5.2.(e)4.2.(e)
          Option Shares                           3.2.

          Pre-Completion Period                   5.2(c)4.2(c)
          Purchase Shares                         3.1
          Third Party Claim                       8.4(a)

     (c) In this Agreement Swiss legal concepts, actions, remedies and legal documents are expressed in English terms and not in their original Swiss language and may have a different meaning from those described by the same English terms as they exist under the laws of non-Swiss jurisdictions.

     (d) Any reference to the Company in Clause 6.2 shall be deemed to include a corresponding reference to the Accounts of the Company, as the case may be.

     (e) Any reference to "writing" or "written" includes faxes and any non-transitory form of visible reproduction of words (but not e-mail).

     (f) Any agreement, covenant, representation, warranty, undertaking or liability arising under this Agreement on the part of two or more persons shall be deemed to be made or given by such persons jointly and severally in accordance with Clause 8.1.

2.   OBJECT OF THE AGREEMENT

     Subject to the terms of this Agreement, Vendors shall sell 100 % of the Shares, by means of (1) the sale of 90 % of the Shares at Completion and
     (2) the grant to Purchaser of an irrevocable call option and the grant to Vendor Alwo AG of an irrevocable put option on the remaining 10 % of the Shares, and Purchaser shall (i) buy such Shares for a total price of USD 20 millions and (ii) further undertake to grant certain employees of the Company (the "KEY EMPLOYEES") 25,000 Brooks Shares.

3.   SALE AND PURCHASE

3.1. OBLIGATION TO SELL AND PURCHASE

     Subject to the terms of this Agreement, each of the Vendors shall sell and the Purchaser shall purchase the number of Shares set opposite each Vendor's name (the "PURCHASE SHARES"):

     J. Blattner                                    15,000 Shares,

     Alwo AG                                        10,000 Shares

     R. Federici                                    15,000 Shares

     W. Groebli                                     5,000 Shares.

3.2. OPTION TO PURCHASE AND SELL

     In addition and subject to the terms of this Agreement, Vendor Alwo AG herewith grants Purchaser an irrevocable call option (the "Call OPTION") to purchase its remaining 5,000 Shares and Purchaser herewith grants Vendor Alwo AG an irrevocable put option (the "Put Option") to sell the same remaining 5,000 Shares (the "OPTION SHARES").

     The Call and the Put Option may be exercised either by Purchaser or by Vendor Alwo AG between March 20, 2002 and March 30, 2002 (the "Exercise Period") by means of written notice at least 10 Business Days prior to the date of exercise. The price of the Option Shares shall be determined in accordance with Clauses 4.2 and 5.

     If neither the Call Option nor the Put Option is exercised during the Exercise Period such options shall elapse.

3.3. SALE OF ALL SHARES

     The Purchaser shall not be obliged to complete the purchase of any of the Shares unless (i) the purchase of all Purchase Shares is completed simultaneously and (ii) the Option Shares are deposited in escrow pursuant to Clause4.5.2.

4.   PURCHASE PRICE

4.1. SHARE PURCHASE; PROVISIONAL PURCHASE PRICE

     The Purchase Shares shall be sold for the sum of USD 18 million, but subject to adjustment as provided in Clause 5.

     The Provisional Purchase Price is payable USD 12.9 million in cash and USD
     5.1 million (fixed at 131,750 shares) in the form of Brooks Shares, at Completion according to Sub-clause 11.3 and subject to Sub-clause 4.5.

     The purchase price for the Purchase Shares shall be paid and apportioned to the Vendors in proportion to their respective holding of Shares as follows:

     Jakob Blattner      46,500 Brooks Shares  and  USD 4.2 million cash;
     Rodolfo Federici    46,500 Brooks Shares  and  USD 4.2 million cash;
     Alwo AG             23,250 Brooks Shares  and  USD 3.1 million cash;
     Walter Grobli       15,500 Brooks Shares  and  USD 1.4 million cash;

4.2. OPTION; PROVISIONAL OPTION PRICE

     The Option Shares shall be sold for the sum of USD 2 million, but subject to adjustment as provided in Clause 5.

     The Provisional Option Price of USD 2 million is payable in the form of Brooks Shares (fixed at 23,250 shares) and USD 1.1 million cash in exchange for the delivery of the Option Shares within five business days of the date of exercise of the Option, according to Sub-clauses 3.2, subject to Sub-clauses 5 and 11. In case of adjustment of the Provisional Option Price before exercise of the Option, the Adjusted Option Price as determined pursuant to Clause 5 shall be paid instead.

4.3. PAYMENT TO EMPLOYEES

     On and subject to Completion, and in particular to sub-clause 10.1.(j), the Key Employees shall receive 25,000 Brooks Shares to be distributed according to Schedule 2 as attached hereto.

     Each Key Employee may not transfer or agree to transfer (whether by way of gift, sale, transfer, assignment, pledge, hypothecation, mortgage or otherwise) any interest in any Brooks Shares distributed to him under this Agreement, except as follows:

     (a) the restriction of this Clause 4.3. shall not apply to 40% of the total number of Brooks Shares distributed to each Key Employee under this Agreement,

     (b) the restrictions on another 10% of the total number of Brooks Shares distributed to each Key Employee under this Agreement shall lapse at the first anniversary date of Completion Date;

     (c) the restrictions on the remaining two quarters of the total number of Brooks Shares distributed to each Key Employee under this Agreement shall lapse at the second (for the first 25%) respectively at the third (for the second 25%) anniversary dates of Completion Date;

          Further, the Brooks Shares distributed to the Key Employees shall be registered as per Clause 12.2 and 13.2.

          Vendors undertake to inform the Key Employees (i) that a disposal of Brooks Shares is legally possible upon registration and (ii) of the above restrictions.

          Purchaser shall physically deliver the share certificates for the Brooks Shares for the Key Employees at Completion as per Schedule 2 to Vendor Walter Grobli. Vendor Walter Grobli undertakes to promptly distribute the share certificates to the Key Employees according to
          Schedule 2 as attached hereto. Vendors are exclusively responsible for the distribution of the share certificates to the Key Employees.

          Furthermore, the Parties agree that Purchaser will not bear any Tax liability or be subject to any other tax obligation arising out from or in connection with the above granting and distribution of Brooks Shares to the Key Employees.

4.4. MODE OF PAYMENTS

     All payments to be made by the Purchaser to Vendors in cash under the terms of this Agreement shall be effected upon electronic bank transfer for same day value to Credit Suisse, Hauptstrasse 33, CH-8280 Kreuzlingen, clearing number BC440, as follows:

     J. Blattner, Ermatingen                        kto. 4400-773908-92
     Alwo AG, Kreuzlingen                           kto. 4400-416103-52
     R. Federici, Berg                              kto. 4400-769601-02
     W. Groebli, Berg                               kto. 4400-904526-22

       As to the Brooks Shares payable pursuant to Clauses 4.1, 4.2 and 4.3. above, such Brooks Shares, except those to be placed into escrow according to Sub-clause 4.5.1, shall be issued to the Vendors by physical delivery of the certificates as follows:

       -  For the Purchase Shares: at Completion as set forth in Clause 11.3 ;

       - For the Option Shares: at the date of exercise of the Option as set forth in Clause 4.2;

       -  For the Key Employees: at Completion as set forth in Clause 4.3

4.5.   ESCROW

4.5.1. Escrow for Sale and Purchase

       (a) 77'500 Brooks Shares out of the Provisional Purchase Price as set forth in Clause 4.1 above (the "ESCROW BROOKS SHARES") shall be placed into escrow and shall be delivered to, kept and/or released by the Escrow Agent, pursuant to the Escrow Agreement, in substantially the form attached hereto as SCHEDULE 3.

       (b) The Escrow Brooks Shares shall be placed into escrow in proportion to the respective holding of Shares of Vendors as follows:

           J. Blattner                          23,250
           R. Federici                          23,250
           Alwo AG                              23,250
           W. Groebli                            7,750

       (c) In accordance with the terms of the Escrow Agreement, the Purchaser will, on Completion, deposit the Escrow Brooks Shares with the Escrow Agent, which will hold such shares in a deposit account until the last of (i) expiration of a period of 24 months following Completion, or (ii) the date on which any claim for indemnification by Purchaser or Company under Clauses 7 and 12 have been resolved, as a security for claims of the Purchaser based on the Warranties of Clause 6 and on the covenants of Clauses 7, 9 and 12.

       (d) In the event any payment is to be made to the Purchaser pursuant to Clause 7 and/or 12 below, the Escrow Agent will pay such amount to the Purchaser, and if the payment to be made is more than the Escrow Amount, the Purchaser will recover such excess amount from the Vendors, subject to Clause 8. In the event any amount remains in Escrow on the date following the last of (i) 24 months after Completion or
           (ii) the date on which any claim for indemnification by Purchaser or Company under Clauses 7 and 12 have been resolved, all amounts held by the Escrow Agent on such day will be paid to the Vendors.

4.5.2. Escrow for Option

       The Option Shares shall be placed into escrow within 14 Business Days as of this Agreement at the latest and shall be delivered to, kept and/or released by the Escrow Agent, pursuant to the Option Escrow Agreement, in substantially the form attached hereto as SCHEDULE 4.

5.     ADJUSTMENT OF PURCHASE PRICE

5.1.  ADJUSTMENT OF PROVISIONAL PURCHASE PRICE AND OF PROVISIONAL OPTION PRICE

      (a) If the Net Tangible Assets as per Completion Accounts are less than the net tangible assets (determined on a similar basis) of the Company as per June 30, 2001, (both restated according to US GAAP), the Vendors shall pay to the Purchaser the amount in excess of a deficiency of USD 500,000.

          The adjustment shall be determined on the basis of Swiss Accounting Principles.

      (b) Any amounts to be paid under this Sub-clause 5.1 shall be paid within 14 days after the date on which the Completion Accounts have been agreed or settled, in accordance with Sub-clause 5.2.

5.2.  COMPLETION ACCOUNTS

      (a) Forthwith after Completion, the Vendors shall prepare accounts for the Company as per Completion Date (the "COMPLETION ACCOUNTS") and the Vendors shall procure that they are prepared by Vendors' Accountants pursuant to lett. (c) below and submitted to the Purchaser's Accountants for review within no more than 30 days after Completion. However, Vendors undertake their best efforts to submit the Completion Accounts within 14 days. Vendors and Purchaser shall equally bear (50 % each) the charges of the Vendors' Accountants and the Purchaser shall pay all charges of the Purchaser's Accountants under Sub-clauses (c)-(h) below.

      (b) If the Vendors shall fail to procure the preparation of accounts in accordance with sub-clause 5.2(a) the Purchaser may procure the same at the Vendors' expense.

      (c) The Completion Accounts shall consist of (i) a balance sheet for the Company as per Completion Date and (ii) a profit and loss account for the Company in respect of the period from the day immediately following the Balance Sheet Date to the day of Completion inclusive (the "PRE-COMPLETION Period"), and the Completion Accounts shall be prepared in accordance with the Swiss Accounting Principles. Any failure to prepare the Completion Accounts in a manner consistent with THE DELOITTE REPORT which is not remedied in accordance with Sub-clauses 5.2(e) or 5.2(f) shall constitute a breach of this Agreement on the part of the Vendors notwithstanding the remaining provisions of this sub-clause 5.2.

      (d) Unless within 30 days after receipt of the Completion Accounts pursuant to sub-clause 5.2(a) the Purchaser's Accountants notify the Vendors' Accountants in writing of any disagreement or difference of opinion relating to the Completion Accounts, the parties shall be deemed to have accepted such accounts as accurate.

      (e) If within the period of 30 days referred to in sub-clause 5.2(d) the Purchaser's Accountants notify the Vendors' Accountants of any disagreement or difference of opinion relating to the Completion Accounts ("NOTICE OF DISAGREEMENT") and if they are able to resolve such disagreement or difference of opinion within 30 days of the Notice of Disagreement, the parties shall be deemed to have accepted such accounts as agreed between the two accountants as accurate.

      (f) If the Vendors' Accountants and the Purchaser's Accountants are unable to reach agreement within 30 days of the Notice of Disagreement, the matter in dispute shall be referred to the INDEPENDENT ACCOUNTANT.

      (g) The Independent Accountant's decision shall (in the absence of manifest error) be final and binding on the Vendors and the Purchaser for all the purposes of this Agreement. The costs of the Independent Accountant shall be borne in equal part by the Vendors (50%) and the Purchaser (50%).

     (h) Each party shall procure that its accountants shall give the other party's accountants unrestricted access to all their working papers (with the right to take copies) during their review of the Completion Accounts at every location at which work on them is done. Each party agrees that the other party's accountants shall be at liberty to disclose to the other party any information and copies of any documents which they received by virtue of this Clause.

6.   REPRESENTATIONS AND WARRANTIES

6.1. EXTENT OF REPRESENTATIONS AND WARRANTIES

     In consideration of the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement, the Vendors hereby:

     (a) in relation to the Company warrant, represent and undertake to the Purchaser and the Company that the Warranties will be true and accurate in all respects and not misleading at and fulfilled down to Completion in all respects as if they had been made or given at Completion and on the basis that a reference to the actual time of Completion were substituted for any express or implied reference to the time of this Agreement;

     (b) undertake that (save only as may be necessary to give effect to this Agreement) they shall not, and shall procure (as far as they can) that the Company shall not, prior to Completion, do any act or thing or omit to do any act or thing, the commission or omission of which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties untrue or inaccurate or misleading if they were so given on the basis mentioned in sub-clause6.1(a);

          (i) further undertake to the Purchaser that upon any of them becoming aware prior to Completion of the impending or threatened occurrence or non-occurrence of any matter, event or circumstance (including any omission to act) which would or might reasonably be expected to cause or constitute a breach (or which would have caused or constituted a breach had such event occurred or been known to any of them prior to the date of this Agreement) of any of the Warranties or which would or might make any of the Warranties inaccurate or misleading they will promptly give written notice of such event to the Purchaser before Completion with sufficient details to enable the Purchaser to assess accurately the impact of such event and if so requested by the Purchaser use their best endeavours promptly to prevent or remedy the same.

     (c)  Obligation to Make Enquiries

          Where any of the Warranties is made or given "so far as the Vendors are aware", such Warranty shall be deemed to be given to the best of the knowledge, information and belief of each of the Vendors and of any member of the Company's management and shall be imputed to each other Vendor.

     (d)  Separate and Independent Warranties

          Each of the Warranties set out in this Agreement shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any other such Warranty or by anything in this Agreement.

6.2. REPRESENTATIONS AND WARRANTIES OF THE VENDORS

     (a)  Qualification of Vendors

          (i) This Agreement has been duly executed by each of the Vendors and (assuming due authorisation and execution by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of each of the Vendors enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally.

          (ii) Vendors have good and valid title to the Shares. Further, they may freely dispose of such Shares without any limitation or restriction of any kind or nature, except as Disclosed in the Disclosure Letter.

     (b)  Qualification, Organisation and Authority of the Company

          (i)    The Company is a company limited by shares
                 ("Aktiengesellschaft") duly organized and validly existing under the laws of Switzerland. The

                 Company has no subsidiaries, branches or representations offices, is duly licensed and qualified to do business in Switzerland and is solvent.

          (ii) The Company has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by it to carry on its business as it has been and is currently conducted.

          (iii) All actions taken by the Company have been duly authorised and the Company has not taken any action that in any respect conflicts with or results in a violation of any provisions to which the Company or the Vendors are subjected.

          (iv) Except as contained in the Disclosure Letter, there are in force no powers of attorney given by the Company giving the faculty/possibility to enter into business contracts and/or to take business decisions, with the exclusion of bank powers of attorney.

     (c)  Connected Transactions

          (i) The Company is not and has not agreed to become the holder or other owner of any class of any shares, debentures or other securities of any other body corporate (whether incorporated in Switzerland or elsewhere).

          (ii) The Company is not and has not agreed to become a member of any business partnership, joint venture, business consortium or other unincorporated business association, except as Disclosed in the Disclosure Letter.

          (iii) The Company does not have any interest, legal or beneficial, in any shares or other capital or securities or otherwise howsoever in any other firm, company, association, venture or legal person or entity.

     (d)  Company Interests

          (i) As of the date hereof, 100 per cent of the Shares are owned, beneficially and of record, by the Vendors.

          (ii) There are no options, warrants, convertible securities or other rights, agreements or commitments of any character relating to the Shares or obligating the Vendors or the Company to issue or sell any equity related interest in the Company, other than the Option
                  Shares as set forth in Clauses 3.2 and 4.2.

          (iii) There are no contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interest of or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.

          (iv) The Shares constitute all the issued outstanding equity interest in the Company.

          (v) Upon completion of the transactions contemplated by Clause 11 the Purchaser will fully own all Purchase Shares, free and clear of any Encumbrances (other than Encumbrances created by the Purchaser).

          (vi) Upon exercise of the Option referred to in Sub-Clause 3.2. and completion of the transactions contemplated by Clause 11., Purchaser will fully own all Option Shares free and clear of any Encumbrances (other than Encumbrances created by Purchaser).

     (e)  Governmental Consents and Approvals

          The execution, delivery and performance of this Agreement by each of the Vendors does not and will not require any consent, approval, authorisation or other order of, action by, filing with or notification to any Governmental Authority or any other person.

     (f)  Financial Information, Books, Records

          (i)     The Accounts and the Company's June Accounts

           - were prepared in accordance with the requirements of the Swiss Accounting Principles and practices generally accepted at the date hereof in the relevant jurisdiction for companies carrying on a similar business to that of the Company and on a basis consistent with preceding accounting periods of the Company and with the books of account of the Company and are true and accurate in all material respects; and the Accounts as per 31.12.00 and the June Accounts were reconciled in accordance with US GAAP;

          - include all assets, liabilities and state of affairs of the Company at the Balance Sheet Date, respectively at 30 June 2001, and the profits for the financial periods ended on such dates and were, respectively, prepared in accordance with the Swiss Accounting Principles;

          - further, the Accounts as per 31.12.00 and the June Accounts disclose, in their reconciled form with US GAAP, a true and fair view of the assets, liabilities and state of affairs of the Company on such dates and of the profits for the financial year ended on 31.12.00 and as at 30 June 2001;

          - include all adjustments that are necessary for a fair presentation of the financial condition of the Company and the results of the operations of the Company as of the dates thereof or for the periods covered thereby.

         (ii)  The books of accounts and other financial records of the Company:

          - reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with the Swiss Accounting Principles and,

          - are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and

          - have been maintained in accordance with good business and accounting practices.

         (iii) The minutes of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the Vendors. Copies of all such minutes have been provided to the Purchaser.

     (g) No Material Adverse Effect

         Since the June Accounts the Company:

         (i) has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the accounts or which is not in the ordinary course of business, and nothing has been done which would be likely to prejudice the interests of the Purchaser as a prospective purchaser of the Shares;

          (ii) has not experienced any material deterioration in its financial position or turnover or suffered any diminution of its assets or, to the best of Vendors' knowledge, prospects, and the value of its net assets is not materially less than the value of its net assets at the date of the June Accounts, and the Company has not had its business, profitability or, to the best of Vendors' knowledge, prospects materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent, and there are no facts which are likely to give rise to any such effects;

          (iii) has not declared, made or paid any dividend, bonus or other distribution of capital or income, and (excluding fluctuations in overdrawn current accounts with bankers) no loan of the Company has been repaid in whole or in part or has become due or is liable to be declared due by reason of either service of a notice or lapse of time or otherwise howsoever;

          (iv) has not carried out or entered into any transaction and no other event has occurred in the consequence of which (whether alone or together with any one or more transactions or events occurring before, on or after the date of this Agreement) any liability of the Company to Taxation has arisen or will arise (or would have arisen or would or might arise but for the availability of any relief, allowance, deduction or credit) other than corporation tax on the actual income (not chargeable gains or deemed income) of the Company arising from transactions entered into in the ordinary course of business and social security contributions in respect of persons employed by it since the June Accounts and VAT in respect of taxable supplies made by it in the ordinary course of business since the June Accounts;

          (v) has not made any change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Company who as per June Accounts was entitled to remuneration in excess of CHF 150,000 per annum and has not appointed or employed any additional director, officer or employee entitled as aforesaid, except as agreed pursuant to Sub-clauses 10.1(e)(new employment agreements for management) and 10.1(h) (new employment agreements for key employees);

          (vi) is not aware of any customers being in default by more than 90 days or repudiating to make payments, that have not been fully provided for in the bad debt allowance in the June Accounts, except as Disclosed in the Disclosure Letter; further, the Company has not remitted any debts in whole or in part and has not written off debts in an amount exceeding CHF 150,000 in the aggregate;

          (vii) has not entered into contracts involving capital expenditure in an amount exceeding CHF 200,000 in the aggregate;

          (viii) has not become aware that any event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by it or call in any money before the normal due date therefor;

          (ix) has not purchased stocks in quantities or at prices materially greater than was the practice of the Company prior to the date of the June Accounts;

          (x) has paid its creditors within the times agreed with such creditors and does not have any debts outstanding which are overdue for payment by more than 10 weeks;

          (xi) has not borrowed or raised any money or taken any financial facility (except such short term borrowings from bankers as are within the amount of any overdraft facility which was available to the Company as per the date of the June Accounts) or since the June Accounts renegotiated or received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the Company as per the date of the June Accounts, except as Disclosed in the Disclosure Letter;

          (xii) has not made any change to its accounting reference date and no accounting period of the Company has ended since the June Accounts;

          (xiii) has not passed any resolution whether in general meetings or boards which would be likely to prejudice the interests of the Purchaser as a prospective purchaser of the shares; and has not suffered any Material Adverse Effect.

     (h)  Finance

          (i) The amounts and conditions applying to all money borrowed by the Company as well as the termination periods of the same have been Disclosed in the Disclosure Letter. The total amount borrowed by the Company from any source does not exceed any limitation on its borrowing contained in the internal organisational regulations of the Company or in any loan instrument or any other document executed by the Company and the amount borrowed by the Company from each of its bankers does not exceed the overdraft facility agreed with such banker.

          (ii) All debt owed to the Company are collectable in the ordinary course of business or have been provided for with a bad debt allowance in the Accounts and June Accounts.

          (iii)  The Company is solvent and able to pay its debts.

          (iv) Vendors have listed in the Disclosure Letter all overdrafts, loans or other financial facilities outstanding or available to the Company and have Disclosed all Encumbrances and conditions thereto to which any fixed asset for a value of not less than CHF 100,000 of the Company is subject. Neither the Vendors nor the Company have done anything whereby the continuance of any such facility or Encumbrance in full force and effect might be affected or prejudiced.

          (v) The Company is not responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligations (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services of otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, and indebtedness of any other person.

          (vi) Except as Disclosed in the Disclosure Letter, no person other than the Company has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

          (vii) There has been no delay by the Company in the payment of any material obligation due for payment.

     (i)  Litigation

          There are no actions by or against the Company (or by or against any of the Vendors or Mr. Malzer which relate to the Company or its Business) or affecting any of the Assets, pending before any Governmental Authority (or to the best knowledge of the Vendor, after due inquiry, threatened to be brought by or before any Governmental Authority). Neither the Company nor any of the Assets nor either of the Vendors is subject to any Governmental Order (nor, to the best knowledge of the Vendor after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has a Material Adverse Effect.

     (j)  Compliance with Laws, Licenses

          (i) The Vendors and the Company have conducted and continue to conduct their businesses in relation with the Company, in accordance with all Laws and Governmental Orders, as far as applicable to the Company or any of the Assets or its Business, and the Company is not in violation of any applicable Law or Governmental Order.

          (ii) The Company has all necessary licences (including statutory licences), permits, consents and authorities (public and private) for the proper and effective carrying on of the Business in the manner in which the Business is now carried on, and all such licences, permits, consents and authorisations are valid and subsisting and the Vendors know of no reason why any of them should be suspended, cancelled or revoked whether in connection with the sale to the Purchaser or otherwise and, so far as the Vendors are aware, there are no factors that might in any way prejudice the continuance or renewal of any of those licences, permits, consents or authorities and the Company is not restricted by contract from carrying on any activity in any part of the world.

     (k)  Health and Safety

               There is no violation of any law, regulation, judgement or order relating to human health and safety in effect as of the date hereof which concerns the Company or its Business.

     (l)  Environmental Matters

          The Company has conducted its business in accordance with all applicable laws related to the protection of the Environment and there are no Environmental risks existing as of the date hereof and there is no liability for penalties or costs arising from such risks with respect of all assets owned or leased by the Company.

     (m)  Contracts

          (i) There are no contracts that cannot be performed by the Company within 18 months.

          (ii) There are no contracts that cannot be terminated by the Company upon 1 year's notice or less except as Disclosed in the Disclosure Letter;

                In particular, for the purposes of this Agreement, the non disclosure agreements listed in Annex 11 of the Disclosure Letter are Disclosed only with regard to their termination period. Further content these non disclosure agreements is not considered Disclosed.

          (iii) There are no contracts that are outside the ordinary course of business;

          (iv) All contracts to which the Company is a party with a value at Signing and Completion in excess of CHF 150,000 are listed in of the Disclosure Letter.

          (v) The Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

          - is likely to result in a loss to the Company in excess of CHF 100,000 on completion of performance except as Disclosed in the Disclosure Letter; or

          - requires an aggregate consideration payable by the Company in excess of CHF 100,000; or

          - requires the Company to pay any commission, finder's fee, royalty or the like other than relating to sales and licenses in the ordinary course of business other than Disclosed in the Disclosure Letter.

          (vi) The terms of all contracts of the Company have been complied with by the Company and by the other parties to the contracts in all material respects and there are no circumstances likely to give rise to a default by the Company under any such contract.

          (vii) There are no outstanding claims in an amount of CHF 50'000 or more against the Company, separately or in the aggregate, on the part of customers or other parties in respect of defects in quality or delays in delivery or completion or contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by the Company and no such claims are threatened or anticipated and there is no matter or fact in existence in relation to goods or services currently sold or supplied by the Company which might give rise to the same, other than Disclosed in the Disclosure Letter.

          (viii) The Company has no knowledge of the invalidity of, or grounds for rescission, avoidance or repudiation of, any material agreement or other material transaction to which the Company is a party and has received no notice of any intention to terminate, repudiate or disclaim any such material agreement or other material transaction.

     (n)  Intellectual Property

          (i) The Company owns all right and title to, free of all Encumbrances, or possesses adequate licenses or other valid rights to use, all of the Intellectual Property and there has been no assertion of or any claim (or, to the Vendors' knowledge, basis therefor) challenging the validity of any Intellectual Property. It being understood that pending patent applications are subject to the grant of the respective patent rights.There are no pending or threatened interferences, re-examinations, or oppositions involving any patents, patent rights or applications therefore of the Company. There are no infringements by any person of any of the Company's Intellectual Property.

          (ii) Each patent, patent application, trademark, service mark, trademark or service mark application, trade name, domain name, and copyright included in the Intellectual Property of the Company is Disclosed in the Disclosure Letter.

          (iii) Each license or other agreement pursuant to which the Company has the right to use Intellectual Property utilised in connection with any products or services provided by the Company (the "LICENSES") is listed in the Disclosure Letter. Except as contained in the Disclosure Letter, there is no License the cancellation or expiration of which would have a Material Adverse Effect. There is no breach or violation of any License, by the Company or, by any third party or threatened or actual loss of rights accruing to the Company under any License. Each License is a legal, valid and binding agreement of the Company and each License is a legal, valid and binding agreement of the other parties thereto, and each of the Vendors and the Company do not anticipate any termination or change to, or receipt or proposal with respect to, any License as a result of the transactions ontemplated hereby or otherwise.

          (iv) The Company has taken reasonable measures to maintain the confidentiality of the trade secrets of the Company, the value of which to the Company is dependent upon the maintenance of the confidentiality thereof. The Company has not licensed or otherwise permitted the use by any third party of any trade secrets on terms or in a manner that is reasonably likely to have a Material Adverse Effect.


           (v) The conduct of the business of the Company as currently conducted does not use any third party trade secret in violation of that third person's rights. There is no infringement upon nor conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party which could be material to the Company's operations.

     (o)  Real Property and Lease

          (i) The Company does not own any real estate or any rights thereto.

          (ii) All leases of real property leased for the use or benefit of the Company to which the Company is a party and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company which would permit any such lease to be terminated by the other party thereto.

          (iii) There are no lawfully enforceable restrictions or prohibitions, which restrict or prohibit the existing use of any of the Properties. The existing use of each of the Properties is the permitted use under the applicable planning and environmental legislation.

          (iv) All development carried out in relation to each of the Properties has been lawful and all necessary consents and permissions have been obtained for such development.

     (p)  Other Assets

          (i) The Company owns, leases or has the legal right to use all assets of the Company which are included in the June Accounts or have otherwise been represented as being the property of the Company or which are used or held for the purposes of its business and (except for assets disposed of or released by the Company in the ordinary course of business) the Company retains such title to all such assets free from any Encumbrance or leasing agreement or agreement for payment in deferred terms and all such assets are in the possession and control of the Company and are sited within Switzerland under exclusion of goods in transit []. All such assets are in good repair and condition allowing their proper exploitation, are regularly maintained. The Company has not granted any right to use, any pre-emptive right or purchase option in respect of any of such asset.

          (ii) The Company has not acquired or agreed to acquire any material asset on terms that title to such asset does not pass to the Company until full payment is made.

          (iii) The plant and machinery (including fixed plant and machinery) and all vehicles and office and other equipment shown in the June Accounts or acquired since the June Accounts or otherwise used in connection with the Business which have not been disposed of in the ordinary course of business:

          - do not contravene any requirement or restriction having the force of law;

          - are in good repair and condition and are regularly maintained, fully serviceable and in satisfactory working order;

          - are each capable of doing the work for which they were designed and/or purchased and will each be so capable during the period of time over which the value of such assets will be written down to nil in the accounts of the Company;

          -      are not surplus to the Company's requirements; and

          are not dangerous, inefficient, out of date, unsuitable or in need of renewal or replacement and the vehicles owned by the Company are road-worthy and duly licensed for the purposes for which they are used.

          (iv) The Company's inventories are in good condition and capable of being sold by the Company in the ordinary course of business without rebate or allowance to a purchaser.

          (v) Rentals payable by the Company under any leasing or other similar agreement to which it is a party are set out in the Disclosure Letter and have not been and are not likely to be increased except for customary indexed price adjustments as contained in such agreements.

     (q)  Employees

          (i) The particulars shown in the schedule of employees comprised in the Disclosure Letter are true and complete and show in respect of each director, manager and employee of the Company his date of birth, the date on which he commenced continuous employment with the Company and all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each such person and include full particulars of all remuneration arrangements (particularly profit sharing, incentive, bonus and severance arrangements to which the Company is a party, whether binding or not) and each director, manager and employee of the Company is listed therein, and all of them are engaged exclusively in the Business.

          (ii) There is no contract of employment in force between the Company and any of its directors, manager and employees which is not terminable by the Company without compensation on six month's notice given at any time. Except as Disclosed in the Disclosure Letter, there are no consultancy or management services agreements in existence between the Company and any other person, firm or company, and there are no agreements or other arrangements (binding or otherwise) between the Company (or any employers' trade association of which the Company is a member) and any trade union. There are no outstanding pay negotiations with any employees or trade unions.

                 There is no collective contract of employment
                 (Gesamtarbeitsvertrag) in place. The Company is not party to collective bargaining agreements or other agreements with labour unions or similar organisations.

          (iii) Except as Disclosed in the Disclosure Letter, there are no amounts owing to present or former directors, managers or employees of the Company other than not more than one month's arrears or remuneration incurred or due or for reimbursement of business expenses incurred within a period of three months preceding the date of this Agreement, and no moneys or benefits other than in respect of remuneration or emoluments of employment as contained in the employment contracts and bonus schemes as Disclosed in the Disclosure Letter and/or as far as possible by Law are payable to or for the benefit of any present or former director, officer or employee of the Company.

          (iv) The Vendors have no knowledge of any employee being represented by labour unions or similar organisations. There is no strike or other collective labour dispute involving the Company pending or threatened, and no such strike or dispute is affecting the Company.

          (v) Save to the extent (if any) to which provision or allowance has been made in the June Accounts:

          - no liability has been incurred or is anticipated by the Company for breach of any contract of employment or for services or for severance payments or for redundancy payments or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for sex, race or disability discrimination or for any other liability accruing from the termination or variation or any contract of employment or for services;

          - no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination, suspension or variation of any contract of employment or for services of any present or former director, manager or employee of the Company, and

          (vi) The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied with all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice affecting its employment of any persons an all relevant orders and awards made thereunder and has maintained current, adequate and suitable records regarding the service, terms and conditions of employment of each of its employees.

          (vii) The Company has, in relation to each of its actual and former employees, complied with all obligations and made all payments concerning salaries, social security, insurances and pension schemes as required by the applicable laws and contractual provisions.

          (viii) No present director, manager or employee of the Company has given or received notice terminating his employment except as Disclosed in the Disclosure Letter, and completion of this Agreement will not entitle any director, manager or employee to terminate his employment or trigger any entitlement to a severance payment or liquidated damages.

          (ix) No officer or employee of the Company has made or received any Sensitive Payment in connection with any contract or otherwise.

     (r)  Taxes

          (i) All Returns and reports in respect of Taxes required to be filed with respect to the Company have been timely filed.

          (ii) All Taxes required to be shown on such Returns and reports or otherwise due have been timely paid or duly provided for in the Accounts, in the June Accounts and in the Completion Accounts.

          (iii) All such Returns and reports are true, and, to the Vendors' best knowledge, correct and complete.

          (iv) No adjustment relating to such Returns has been proposed formally or informally by any Tax authority.

          (v) All social security contributions on and until Completion have been duly withheld and paid or provided for in the Accounts, in the June Accounts and in the Completion Accounts.

          (vi) There are no pending or, to the best knowledge of the Vendors after due inquiry, threatened actions or proceedings for the assessment or collection of Taxes against the Company.

          (vii)   There are no Tax liens on any assets of the Company.

          (viii)  In addition:

          - there are no outstanding waivers or agreements extending the statute of limitation for any period with respect to any Tax to which the Company may be subject;

          - the Company does not have any income reportable for a period ending after Completion but attributable to a transaction (e.g. an instalment sale) (a) occurring in a period ending on or prior to Completion or (b) change in accounting method made for a period which resulted in a deferred reporting;

          - there are no contracts, transactions, agreements, re-organisations, re-structuring concerning the Company and/or the Vendors for periods until and on Completion that could be re-characterised by any Tax authority and generate a Tax liability for the Company or the Purchaser;

          - there are no requests for information currently outstanding that could affect the Taxes of the Company;

          - there are no proposed reassessments of any assets or liabilities of the Company that could increase the amount of any Tax to which the Company would be subject;

          - no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

          (ix) On the Accounts, reserves and allowances have been provided that are or will be adequate to satisfy all liabilities for Taxes relating to the Company for periods until Completion (without regard to the materiality thereof).

          (x) In case the Thurgau Cantonal Tax Administration shall not grant the Company a tax exemption of 60% for the tax years 1999 and 2000, Vendors undertake to refund to Purchaser or the Company the difference between assessed and accrued income tax.

     (s)  Insurance

          (i) The Company maintains insurance coverage in an amount and against risks as are usually insured by companies engaged in the same or similar business. All insurance premiums have been paid in due time and there are no pending claims under any existing insurance policy. The Company is not in breach of any insurance policy and none of the insurance policies will terminate as a result of the sale and purchase under this Agreement.

     (t)  Consequence of Acquisition of Shares by Purchaser

          The acquisition of the Shares by the Purchaser or compliance with the terms of this Agreement will not:

          (i) cause the Company to lose the benefit of any right or privilege it presently enjoys, in particular any privileged Tax status, or cause any person who normally does business with the Company not to continue to do so on the same basis as previously;

          (ii) relieve any person of any obligation to the Company (whether contractual or otherwise) or legally entitle any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right, whether under an agreement with, or otherwise in respect of, the Company;

          (iii) conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company is now a party or any loan to or mortgage created by the Company;

          (iv) result in any present indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity (except as agreed in Clause
                  12.3. - Repayment of Vendor's Financing);

          (v) conflict with, violate or result in a breach of any law, regulation, order, decree or writ applicable to the Company, or entitle any person to receive from the Company any finder's fee, brokerage or other commission;

          (vi) and, so far as the Vendors are aware, the action of clients, customers and suppliers with regard to the Company will not be prejudicially affected thereby.

     (u)  Transactions with the Vendors, Directors and Connected Persons

          (i)     There is not outstanding:

          - any indebtedness or other liability (actual or contingent) owing by the Company to any Vendor or director or any Connected Person or owing to the Company by any Vendor or director or any Connected Person other than Disclosed in the Accounts and June Accounts; or

          - any guarantee or security for any such indebtedness or liability as aforesaid;

          - any arrangements with any Vendor, any Directors or any Connected Persons, except as Disclosed in the Disclosure Letter.

          (ii) The Company has not been in the past and is not party to an agreement, arrangement or understanding (whether legally enforceable or not) with any Vendor, director or former director of the Company or any Connected Person which is not entirely of an arm's length nature.

          (iii) The Company is not a party to nor have its profits or financial position since its incorporation been affected by any agreement or arrangement which is not entirely of an arm's length nature.

          (iv) No Vendor, director, former director of the Company nor any Connected Person, either individually, collectively or with any other person , has any interest, directly or indirectly, in any business other than now carried on by the Company which is or is likely to be or become competitive with any aspect of the Business of the Company save as holder of any class of securities of any company if such person

                  (together with Connected Persons) holds or is otherwise interested in less than five per cent of such class of securities.

          (v) The Vendors either individually, collectively or with any other person or persons are not interested in any way whatsoever in any Intellectual Property used and not wholly owned by the Company.

          (vi) No Connected Person of any Vendors, director or former director of the Company is entitled to or has claimed entitlement to any remuneration, compensation or other benefit from the Company.

          (v)     Full Disclosure

                  (i) None of the Vendors is aware of any facts pertaining to the Company which could have a Material Adverse Effect and which have not been Disclosed.

                  (ii) No representation or warranty of a Vendor in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                  (iii) No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of each of the Vendors.

6.3.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      (a) The Purchaser is a limited liability company (societe a responsabilite limitee) duly incorporated and validly existing under the laws of Luxembourg and has the full corporate power, authority and necessary governmental licenses to enter into this Agreement, to carry out its obligations hereunder and to complete the transactions contemplated hereby.

      (b) The Purchaser is not engaged in any activity which would require it to report the sale and purchase as contemplated in this Agreement to Swiss competition authorities.

      (c) The Purchaser has access to sufficient funds enabling it to complete the transactions contemplated by this Agreement.

      (d) The Brooks Shares to be issued as partial payment of the purchase price (i) shall be free from all liens, charges and Encumbrances, (ii) shall be issued credited as fully paid in cash, (iii) shall rank at the time of issue pari passu among themselves and with all other common stock of Brooks outstanding on the date of issue, (iv) shall upon registration pursuant to Clause 12.2. and lapse of contractual transfer restrictions as set forth in Clause 13.5. be freely transferable, (v) shall be entitled to dividend rights equal to all other common stock in issue of Purchaser, (vi) shall be free of any pre-emptive rights, and (vii) shall upon the later of registration pursuant to Clause 12.2. or lapse of contractual transfer restrictions as set forth in Clause 13.5. be fully fungible with other Brooks Shares.

     (e)  The delivery of the Brook Shares to the Vendors pursuant to Clause
          4.4. will together with this Agreement, transfer good title to such shares to the Vendors on Completion.

     (f) The Purchaser has not issued or caused to be issued shares of any class of stock having preferences superior to the Brooks Shares.

     (g) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Purchaser will result in any violation of any Law applicable to the Purchaser.

     (h) Vendors have made Purchaser aware that under current income tax practice of Swiss tax authorities (sometimes referred to as "indirect partial/full liquidation theory"), certain post-acquisition extractions (through substantial dividend distribution, merger, up-stream loan or otherwise) of liquidity or other non-operating assets held by the Company as of the acquisition date made within 5 years from the acquisition may have adverse income tax consequences to any of the Vendors.

          Purchaser represents to the Vendors that as of the date of this Agreement, Purchaser has no intention to cause any extraction of pre-existing funds from the Company, as described above, within the five-year period starting on the date of this Agreement.

          If any of the Vendors should be assessed, or threatened to be assessed, for any income taxes relating to a funds extraction from the Company occurring within the five-year period as described above, each of the Vendors shall inform Purchaser immediately and shall use his/her best efforts, in cooperation with Purchaser, to avoid or limit to the greatest possible extent such income tax consequences.

          Purchaser undertakes to indemnify any of the Vendors for any income tax consequences suffered in relation to an extraction of funds within 5 years as of the date of this Agreement, provided that such taxes are finally assessed upon a Vendor despite of reasonable efforts used by such Vendor to avoid such tax consequences.

          Vendors are aware and agree that Purchaser may at any time transfer the Shares to one of its Affiliates and nothing in this clause shall be construed to impose any limitations on such transfers of Shares by Purchaser or cause any liability towards Vendors.

     (i) The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the completion by the Purchaser of the transactions contemplated hereby have been duly authorised by all requisite corporate action on the part of the Purchaser.

     (j) This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorisation, execution and delivery by the Vendors) constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms and conditions.

7.   REMEDIES

7.1. PRE-COMPLETION BREACH

     If it is found on or prior to Completion that any of the Warranties is untrue, misleading, incorrect or unfulfilled or if the Purchaser becomes aware of any matter or thing which is inconsistent with the same or that the Vendors are in breach of any other term of this Agreement which is material in the context of this sale, the

     Purchaser shall be entitled by notice in writing to the Vendors to rescind this Agreement at any time prior to Completion but failure to exercise this right shall not constitute a waiver of any other rights of the Purchaser arising by reason of any breach of any Warranty and exercise of this right shall be without prejudice to any other rights and remedies the Purchaser may have under this Agreement.

7.2. INDEMNITY FOR BREACH OF REPRESENTATIONS AND WARRANTIES

     (a) Subject to Clause 8.1. the Vendors hereby undertake to the Purchaser and the Company that the Vendors will upon adherence to Indemnity Notification or final award, both as per sub-clause 7.2.(c), pay to the Purchaser, or, if the Purchaser so directs, for the benefit of the Purchaser to the Company or any director, manager, employee or agent of the Purchaser, the Company

          (i) the full amount of any shortfall or diminution in the value of the assets of the Company or of the Business oran amount equal to any Loss suffered or incurred by the Purchaser or the Company as a result of or in relation to any of the representations or warranties made by the Vendors in or pursuant to this Agreement or in any transaction document to which the Vendors or the Company are a party, or document or instrument executed and delivered pursuant hereto or in connection with the completion, provided, that for the purpose of this Clause, any qualification of such representations and warranties by reference to the materiality of matters stated therein, shall be disregarded.

          (ii) all costs, expenses and disbursements suffered or incurred by the Purchaser or the Company directly or indirectly as a result of or in relation to any breach or non-fulfilment of any of the Warranties;

          provided that any amount so payable shall be increased so as to ensure that the net amount so received shall after Taxation be equal to that which would have been received had the payment and any increased payment not been subject to Taxation.

     (b) The Purchaser hereby undertakes to the Vendors that the Purchaser will pay to the Vendors upon adherence to Indemnity Notification or final award, both as per sub-clause 7.2.(c).

          (i) an amount equal to any Loss suffered or incurred by the Vendors as a result of or in relation to any act, matter, thing or circumstance constituting a breach or non-fulfilment of any of the Warranties given by the Purchaser, and

          (ii) all costs, expenses and disbursements suffered or incurred by the Vendors directly or indirectly as a result of or in relation to any breach or non-fulfilment of any of the Warranties,

          provided that any amount so payable shall be increased so as to ensure that the net amount so received shall after Taxation be equal to that which would have been received had the payment and any increased payment not been subject to Taxation.

     (c) Purchaser and Vendors shall notify the counterpart the breach of representations and/or warranties in writing, and quantify the indemnity it is requesting ("Indemnity Notification"). In case that Purchaser or Vendors do not adhere to the Indemnity Notification in writing within 30 days or that the Parties do not reach an agreement within such period of time, Purchaser or Vendors shall be entitled to start arbitration procedure as per Clause 13.19(b)

     (d) Any other action or relief for breach of a Warranty contained in sub-clause 6.2. of this Agreement, in particular rescission of the Agreement ("Wandelung") pursuant to Article 205 CO, is hereby excluded.

8.   LIMITATION OF LIABILITY

8.1. THRESHOLD, CAP

     (a) The liability of a party to this Agreement in respect of any claim under the Warranties shall not arise unless and until the amount of such claim when aggregated with the amount of any other such claim made against such party under this Agreement, exceeds USD 500'000 in which event all of such claims shall be recoverable hereunder and not just the excess ("THRESHOLD");

     (b) Vendor's overall liability, with the exception of sub-clause 12.4., under this Agreement:

          (i) Shall, for all liabilities not mentioned hereinafter in sub-clause (ii) and subject to sub-clause 8.1(c), not exceed:

          -     USD 10.5 million in the first year after Completion;

          -     USD 7.0 million in the second year after Completion.

                Each of Vendors J. Blattner, R. Federici and Alwo AG shall be jointly and severally liable up to the foregoing amounts, whereas the liability of Vendor W. Grobli shall be limited to USD 1.05 million in the first year after Completion and to USD 700,000 in the second year after Completion.

          (ii) Shall be unlimited for all liabilities under the Warranties set out in Sub-clauses 6.2(a) (Qualifications of Vendors), 6.2(ix) (Taxes), and 6.2(l) (Environmental Matters).

          (iii) Shall, for all liabilities under the Warranties set out in Sub-clause 6.2(n) (Intellectual Property), not exceed:

          -     USD 10.5 million in the first year after Completion;

          -     USD 7.0 million in the second year after Completion;

          - USD 5.0 million from the third to the end of the seventh year after Completion.

                Each of Vendors J. Blattner, R. Federici and Alwo AG shall be jointly and severally liable up to the foregoing amounts, whereas the liability of Vendor W. Grobli shall be limited to USD 1.05 million in the first year after Completion, USD 700,000 in the second year after Completion and USD 500`000 from the third to the end of the seventh year after Completion.

          In any event, each Vendor shall have the right to make any indemnification payment pursuant to Clause 7. in cash or in Brooks Shares, valued for such purpose at USD 38.71, irrespective of whether such Brooks Shares shall have vested to the indemnifying Vendor or not at the time of the indemnity payment.

     (c) In any event, Vendors' overall liability for liabilities according to sub-clauses 8.1.(b)(i) and (iii) shall not exceed USD 10.5 million in the first year and USD 7 million in the second year. For liabilities set out in sub-clause 8.1.(b)(iii) shall not exceed USD 5 million from the third to the end of the seventh year after Completion.

     (d)  Purchaser's overall liability under this Agreement shall not exceed:

          -    USD 10.5 million in the first year after Completion;

          -    USD 7.0 million in the second year after Completion,

          Further, Purchaser's liability as set out in sub-clauses 6.3. (a), (e) and (h) shall be unlimited.

8.2. EXCLUSIONS

     The liability of a party to this Agreement shall be excluded

     (a) if and to the extent the facts which might result in a claim or possible claim were Disclosed except if otherwise provided for in the Agreement ; or

     (b) if and to the extent the subject to the claim is allowed or provided for or reserved in the Accounts or the June Accounts or to the extent such matter was specifically referred to in the footnotes to the Accounts, or

     (c) if such breach can be remedied, the relevant party has, within sixty days following receipt of the other party's notice, chosen to remedy and remedied such breach by specific performance or otherwise; or

     (d) if and to the extent that the other party has received recovery for such damages or loss under any title whatsoever from a third party (in particular under any insurance policy taken out with an insurer outside the Purchaser's Company), or, if non-recovery is the result of the other party's failure to exercise best efforts to obtain recovery; or

     (e) if and to the extent that such damage or loss could have been avoided by the other party exercising due care; or

     (f) if and to the extent such damage or loss arises or increases as a result of the passing of, or any change in any legislation, including Tax legislation, after

          Completion or any other voluntary act or omission by the other party or the Company after Completion, including but not restricted to, omission of appropriate insurance coverage.

8.3. SURVIVAL AND NOTICE OF CLAIMS

     (a)  Survival of Claims

          The liability of the parties shall cease

          (i) in respect of any claim under the Warranties other than in relation to the Warranties of Vendors set out in Sub-clauses 6.2(a) (Qualifications of Vendors), 6.2(ix) (Taxes), 6.2(l) (Environmental Matters) and 6.2(n) (Intellectual Property), and the Warranties of Purchaser set out in sub-clauses 6.3
                  (a) (Qualifications of Purchaser), 6.3(d) (Brooks Shares), 6.3(e) (Good Title) and 6.3(h) (Tax) 24 months after Completion,

          (ii) in respect of any claim under sub-clauses 6.2(r) (Taxes) and 6.2(l) (Environmental Matters) and 6.3(h) (Tax) at the close of business of the twentieth business day following the expiration of the applicable statute of limitations with respect to the Tax, respectively Environmental Liabilities in question (giving effect to any waiver, mitigation or extension thereof),

          (iii)   in respect of any claim under sub-clause 6.2(n)
                  (Intellectual Property), 7 years after Completion,

          (iv) in respect of any claim under sub-clauses 6.2(a) (Qualifications of Vendors), 6.3(d) (Brooks Shares) and 6.3(e) (Good title) there shall be no time limits to the liability.

     (b) except in respect of matters which have been the subject of a bona fide written claim which is made before the relevant date by or on behalf of one party to the other party giving reasonable details of all material aspects of the claim including a bona fide estimate of the amount thereof. The applicability of article 210 CO shall be excluded.

     (c)  Knowledge of Purchaser

          None of the Warranties shall be deemed in any way modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of the Purchaser, and no information relating to the Company of which the Purchaser has knowledge (actual or constructive) other than by reason of its being set forth in this Agreement, in the Disclosure Letter or an Appendix thereto shall prejudice any claim which the Purchaser shall be entitled to bring or shall operate to reduce any amount recoverable by the Purchaser under this Agreement. The applicability of Article 200 CO shall be excluded.

     (d)  Investigation and Notification

          There shall be no requirement for immediate notification of a breach or non-fulfillment of a Warranty nor shall there be a duty to immediately investigate the Business or any other matter to which a Warranty has been given. The applicability of article 201 CO shall be excluded.

8.4. THIRD PARTY CLAIMS

     (a) If any claim is made against the Company, a Vendor or the Purchaser that, if sustained, would give rise to a remedy under Clause 6 of this Agreement (the "THIRD PARTY CLAIM"), the Vendors or the Purchaser, as the case may be (the "INDEMNIFIED PARTY"), shall give the other party (the "INDEMNIFYING PARTY") notice of such Third Party Claim within 20 Business Days of the receipt by the Indemnified Party of such notice: provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under sub-clause 7.2 except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party otherwise than under Clause7.2..

     (b) If the Indemnifying Party acknowledges in writing its obligations to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then such Indemnifying Party shall be entitled to assume and control the defence of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five Business Days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgement of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying

          Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.

     (c) In the event the Indemnifying Party exercises the right to undertake any such defence against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defence and make available to the Indemnified Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party.

     (d) Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defence against any such Third Party's Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defence and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under its control relating thereto as is reasonably required by the Indemnified Party.

     (e) No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

9.   PRE-COMPLETION COVENANTS

9.1. CONDUCT OF BUSINESS PENDING COMPLETION

     Each of the Vendors hereby undertakes to the Purchaser that in the period prior to Completion:

     (a) the Business will be carried on as a going concern in the normal course;

     (b) no partnership agreements, joint venture or cooperation agreements will be entered without prior written approval of Purchaser;

     (c) no physical assets of the Company shall be removed from any of the Properties save in the ordinary course of normal day to day trading;

     (d) it will use its best endeavours to maintain the trade and trade connections of the Company;

     (e) all debts which the Company incurs in the normal course of the Business will be settled within the applicable period of credit;

     (f) it shall promptly give to the Purchaser full details of any material changes in the Business, financial position and/or assets of the Company;

     (g) the Company shall maintain in force policies of insurance with limits of indemnity at least equal to, and otherwise on terms no less favourable than, those policies of insurance currently maintained by the Company;

     (h) no amendment shall be made to any of the Pension Schemes (except an amendment made solely to comply with legislative requirements); and

     (i)  the Company shall not:

          (i) declare or pay any dividends or decide to make any other distributions of profits or assets;

          (ii) enter into, modify or agree to terminate any material contract other than in the ordinary course of business or incur any capital expenditure in excess of CHF 100,000 on any individual item;

          (iii) appoint or employ any new employees, workers or consultants at an annual salary or rate of remuneration in excess of CHF 100,000;

          (iv) alter materially, or agree to alter materially, the terms and conditions of employment (including benefits) of any of its employees or workers, nor dismiss any of its employees or workers other than as disclosed in the Disclosure Letter or agreed in sub-clauses 10.1. (e) and 10.1(i) and no Vendor shall directly or indirectly induce or endeavour to induce any of such employees or workers to terminate their employment prior to Completion;

          (v) dispose of any material assets used or required for the operation of the Business (otherwise than in the ordinary course of business) or enter into any other transaction otherwise than in the ordinary course of the Business;

          (vi) create any Encumbrance over any of its assets or its undertakings nor, otherwise than in the ordinary course of the Business, give any guarantees or indemnities in respect of any third party;

          (vii) institute, settle or agree to settle any legal proceedings relating to the Business, save for debt collection in the ordinary course of business;

          (viii) grant or modify or agree to terminate any rights or enter into any agreement relating to Intellectual Property or otherwise permit any of its rights relating to Intellectual Property to lapse;

          (ix) pay any management charge (which term does not include the ordinary salary as per employment agreements, with exclusion of any bonus, or any remuneration payment for each member of the board of directors in the amount of CHF 15,000.-- each plus expenses) to any Vendor;

          (x) incur any liabilities to any Vendor and no Vendor shall incur any liabilities to the Company; or

          (xi) enter into or modify any subsisting agreement with any trade union or relating to any works council;

          provided that the Vendors or the Company shall be entitled to do any of the things specified in sub-clauses 9.1(a) to 9.1(h) (inclusive) with the prior written consent of the Purchaser.

9.2. ACCESS TO INFORMATION PRIOR TO COMPLETION

     From the date of this Agreement until Completion, upon reasonable notice, the Vendors shall, and shall cause the managers, directors, employees, auditors and agents of the Company to

     (a) afford the representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Company in question and

     (b) furnish to the representatives of the Purchaser such additional financials and operating data and other information regarding the assets, properties, goodwill and business of the Company as the Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the Business or operations of the Company.

9.3. BREAKUP

     Until Closing, Vendors (jointly or individually) will not, without the prior written consent of Purchaser, negotiate, solicit or encourage, or furnish information to any person in connection with, any proposal for a merger or other business combination or for the acquisition of a substantial equity interest in the Company or a substantial equity interest in the Company or a substantial portion of Company's assets. Should Vendors (jointly or individually) engage in any such activity, a breakup fee of USD 1 million shall be due to Purchaser.

10.  CONDITIONS

10.1. CONDITIONS PRECEDENT

      This Agreement is subject to and conditional upon the satisfaction of the following conditions precedent:

      (a) No Action shall have been commenced by or before any Governmental Authority against the Vendors or the Purchaser, seeking to restrain or prevent the completion of the transactions contemplated by this Agreement provided, however, that the provisions of this sub-clause 10.1.(a) shall not apply if either the Vendors or the Purchaser have directly or indirectly solicited or encouraged any such Action.

      (b) The Purchaser shall be satisfied, at its entire discretion, that the Warranties of the Vendors contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on Completion with the same force and effect as if made on Completion, other than such Warranties as are made as of another date which shall be true and correct in all material respects as of such date, and the covenants and agreements continued in this Agreement to be complied with by Vendors on or before Completion shall have been complied with in all material respects

      (c) The Purchaser shall be satisfied, at its entire discretion, that all authorisations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates which the Purchaser deems necessary or desirable for the completion of the transactions contemplated by this Agreement shall have been received, each in form and substance satisfactory to the Purchaser.

      (d) The Escrow Agent shall be appointed by Vendors and Purchaser.

      (e) The Vendors (other than Alwo AG) and the Purchaser shall have agreed on the terms of employment for such Vendors with the Company and the Parties shall have signed new employment agreements in accordance with such terms.

      (f) Any Shareholders' Agreement shall have been validly terminated and repealed.

      (g) Vendor J. Blattner and Mr. M. Malzer shall have assigned to the Company all patents, patent applications and other Intellectual Property they may have acquired under the asset purchase agreement with Staubli AG, or which either of them may have created for the Company or in the course of their activities for the Company.

      (h) Vendors shall have produced a written confirmation of Mr. M. Malzer that he controls Alwo AG, together with the commitments (i) not to give up control on Alwo AG, (ii) not to wind-up Alwo AG in the sense of art. 736 CO para. 1, 2 and 4 as well as art. 748 CO, and (iii) not to reduce the equity of Alwo AG to less than CHF 0.8 million until at least 24 months after Completion.

      (i) New employment agreements with 8 of the 13 Key Employees shall have been validly signed.

      (j) The Purchaser shall be satisfied, at its entire discretion, that no event or events shall have occurred, or be reasonably likely to occur, which have, or could have, a Material Adverse Effect.

      (k) The board of directors of Alwo AG shall have authorised the transaction.

10.2. WAIVER OF CONDITIONS PRECEDENT

      Notwithstanding sub-clause 10.1
          the Purchaser shall be entitled by notice in writing given to the Vendors to waive (to such extent as it may think fit) compliance with the conditions stated in sub-causes 10.1(a)to 10.1(k).

10.3. TIME LIMIT FOR SATISFACTION OF CONDITIONS

     The parties shall respectively use all reasonable endeavours to procure that the conditions stated in sub-clause 10.1 are fulfilled as soon as practicable and in any event on or before Completion but if the conditions in sub-clause 10.1. have not been fulfilled or waived by that date (or by such later date as may be agreed in writing between the Vendors and the Purchaser), then, save for accrued rights arising in respect of the operative provisions specified in sub-clause 10.4, Clauses 1 to 13 (inclusive) of this agreement shall thereupon become null and void ab initio and none of the parties shall have any rights against any other party hereunder except for failure to use all such reasonable endeavours.

10.4.  OPERATIVE PROVISIONS

     Notwithstanding sub-clause 10.1, Clauses 13.10., 13.13., 13.16., 13.18. and
     13.19. inclusive shall come into full force on the execution of this Agreement.



11.  COMPLETION

11.1. TIME AND LOCATION

     Subject as provided in sub-clause 11.4, Completion shall take place at the offices of Bar & Karrer, Seefeldstrasse 19, Zurich on Tuesday, 9 October 2001 ("Completion Date") subject to fulfilment or waiving of all conditions in sub-clause 10.1. , or at such other place and/or on such other date as may be agreed in writing between the Purchaser and the Vendors.

11.2. VENDORS' OBLIGATIONS

     At Completion, the Vendors shall:

     (a)  present duly endorsed certificates representing the Shares;

     (b) deliver a copy of the resolution of the Company's board of directors approving the Purchaser as a shareholder of the Company;

     (c) present an excerpt from the share register of the Company evidencing the Purchaser as the new owner and shareholder of the Shares;

     (d) deliver the written resignations of all the members of the board of directors of the Company other than Messrs. Jakob Blattner, Rodolfo Federici and Walter Grobli from their respective offices, such resignations to take effect from the extraordinary shareholders' meeting as set out in Clause 11.3 (e);

     (e) sign the Escrow Agreement (materially in the form of the draft as set out in Schedule 3 signed by the Escrow Agent) and the Option Escrow Agreement (materially in the form of the draft as set out in Schedule 4 signed by the Escrow Agent);

     (f) produce the confirmation and commitment letter of Mr. M. Malzer as per sub-clause 10.1.(h) ;

     (g) produce evidence of the fulfilment of the conditions stated in sub-clauses 10.1. (e), (f), (g), (h), (i) and (k).

11.3. PURCHASER'S OBLIGATIONS

     At Completion, subject to the Vendors complying with their obligations under sub-clause 11.2:

     (a) The Purchaser shall countersign the Escrow Agreement, as well as the Option Escrow Agreement and hand over one original to the Vendors and another original to the Escrow Agent of both the signed escrow agreements.

     (b) The Purchaser shall hand over written confirmation of Banque Generale du Luxembourg regarding execution of the irrevocable payment order by way of electronic transfer for same day value of the Provisional Purchase Price,which shall be paid to the Vendors bank accounts pursuant to Clause 4.1. and 4.4..

     (c) The Purchaser shall hand over the share certificates corresponding to the amount of Brooks Shares to be issued to each of the Vendor and the Key Employees pursuant to Clause 4.4.

     (d) Upon confirmation by the banks designated by the Purchaser that the funds have been transferred and credited in accordance with the foregoing, the parties shall exchange all documents enumerated above in Clauses 11.2. and 11.3.

     (e) The Purchaser shall hold an extraordinary shareholders' meeting of the Company for (i) the election of 4 new members to the board of directors of the Company and (ii) the unconditional release to the Vendors' representatives on the board of director and the management of the Company for their tenures as members of the board of directors or managers until Completion.

11.4. VENDORS` AND PURCHASER'S FAILURE TO COMPLY

     If in any respect material to the any party the provisions of sub-clauses
     11.2. and 11.3. are not complied with by the other party on the date of Completion, such party shall not be obliged to complete this Agreement and may:

     (a) defer Completion to a date not more than 28 days after the date set by sub-clause 11.1 (and so that the provisions of this sub-clause 11.4 shall apply to Completion as so deferred);

     (b) proceed to Completion so far as practicable and without prejudice to its rights under this Agreement;

     (c) rescind this Agreement without prejudice to its rights and remedies under this Agreement; or

     (d) waive all or any of the requirements contained in sub-clause 11.2. at its discretion.

11.5. RISKS AND BENEFITS

     All risks and benefits relating to the Shares and the Company shall pass to the Purchaser at Completion and subject to Completion.

12.  POST-COMPLETION COVENANTS

12.1.  BOARD OF DIRECTORS OF THE COMPANY

     The Purchaser shall ensure that at least one Vendor remains member of the board of directors of the Company as long as he is an employee of the Company.

12.2.  REGISTRATION OF PURCHASER'S COMMON STOCK

     Not later than 90 days after Completion, the Purchaser, at its expense, will prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 in order to register the Purchaser's Common Stock issue in the transaction as contemplated in this Agreement and will use commercially reasonable efforts to cause such registration statement to be declared effective as soon as possible thereafter.

12.3.  REPAYMENT OF VENDORS' FINANCING

     Not later than 30 days after Completion, the Purchaser shall cause the Company to repay all its debts arising out of the Vendors' financing of the Company together with interest accrued thereon, to the Vendors as applicable. A list of such debts is contained in the Disclosure Letter.

12.4.  RESTRICTIVE COVENANTS

     (a)  Non-Competition

          As further consideration for the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement and with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Company and as a constituent part of the sale of the Shares, the Vendors hereby undertake to the Purchaser that (except as directors or employees of the Company) they shall not whether on their own behalf or with or on behalf of any person, and whether directly or indirectly by any person or business controlled by them or any Connected Person:

          (i) until 2 years and 6 months from the signing of this Agreement , carry on or be employed, engaged, as a manager or employee of, concerned, interested or in any way assist in any business which is in any way world-wide in competition with all or part of the Business;

          (ii) until 2 years and 6 months from the signing of this Agreement, canvass, solicit or approach or cause to be canvassed, solicited or approached (in relation to a business which may in any way compete with all or part of the Business) the custom of any person who at any time during the 12 months preceding Completion shall have been a client or customer of the Company;

          (iii) until 2 years and 6 months from the signing of this Agreement, offer employment to or offer to conclude any contract of services with employees of the Company holding executive or managerial posts or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any such employees to terminate their employment with the company (provided always that this sub-clause shall only apply in relation to persons who were so employed at Completion and who were still so employed immediately prior to the relevant breach of this sub-clause 12.4.;

          (iv) at any time after Completion use as a trade or business name or mark or carry on a business under a title containing the word(s) deliberately calculated to resemble the same; or

          (v) at any time after Completion disclose to any person whatsoever or use to the detriment of the Company or otherwise make use of, or through any failure to exercise all due care and diligence cause any unauthorised use of, any Confidential Information relating or belonging to the Company or in respect of which the Company is bound by an obligation of confidence to a third party save as required by the stock exchange or by law or by any court of competent jurisdiction.

          (vi) In the event of a breach of any of the above prohibitions against competition, the Vendor in breach shall pay to Purchaser an amount equal to 50% of his portion of the purchase price. There is no joint and several liability among the Vendors for any breach of the above prohibitions.

     (b)  Separate and Independent Undertakings

          Each undertaking contained in sub-clause 12.4. shall be read and construed independently of the other undertakings herein as an entirely separate and severable undertaking.

     (c)  Severability of Restrictive Covenants

          Whilst the undertakings in sub-clause 12.4. are considered by the parties to be reasonable in the circumstances, if any one or more should for any reason be held to be invalid but would have been held to be valid if part of the wording thereof was deleted, the said undertakings shall apply with the minimum modifications necessary to make them valid and effective.

     (d)  Information in the Public Domain

          The restriction contained in sub-clause 12.4. shall not extend to any confidential or secret information which may come into the public domain otherwise than through the default of any of the Vendors.

     (e)  Specific Performance

          The Purchaser shall be entitled to enforce rights arising under this sub-clause 12.4. by claiming specific performance.

12.5.  ACCESS TO INFORMATION AFTER COMPLETION

     Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all books and records and information (without substantial disruption of employment) retained and remaining in existence after Completion which are necessary or useful in connection with any tax inquiry or dispute, any litigation or any other matter requiring any such records or information for any reasonable business purpose. The party requesting any such information shall bear all of the out-of-pocket costs and expenses (including but not limited to attorney's fees, but excluding reimbursements for salaries and employee benefits) reasonably incurred in connection with providing such information.

13.   MISCELLANEOUS

13.1. VENDOR STATUS AS INVESTOR

     Each Vendor certifies to the Purchaser, for the benefit of the Purchaser and Brooks Automation, Inc., that:

     (a) The Vendor is not a "United States person" within the meaning of Regulation S under the Securities Act;

     (b) The offer of the Brooks Shares to Vendor occurred outside the United States and Vendor accepted such Brooks Shares outside the United States; and

     (c) The Vendor is purchasing or acquiring the Brooks Shares for its own account for investment and not with a present view to, or for sale in connection with, any distribution thereof in violation of the Securities Act prior to the registration in accordance with Clause 12.2.

     (d) The Vendor has adequate net worth and means of providing for its current needs so that it can afford to sustain a complete loss of its investment in Brooks Shares.

     (e) The Vendor's overall commitment to investments which are not readily marketable is not disproportionate to its net worth and Vendor's investment in the Brooks Shares will not cause such overall commitment to become excessive.

13.2. RESTRICTED SECURITIES.

      Each Vendor understands that the Brooks Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of Vendor's investment intent as expressed above. Each Vendor acknowledges that the Brooks Shares, when received, must be held indefinitely until they are registered under the Securities Act as undertaken by the Purchaser pursuant to Clause 12.2. or an exemption from such registration is available.

13.3. LEGEND ON CERTIFICATE

      Each Vendor hereby consents to the imposition of a legend substantially similar to the following on each certificate for the Brooks Shares and each Vendor agrees to abide by the restrictions contained therein:

      The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and may not be sold, transferred or assigned unless registered under the Securities Act or an opinion of counsel, satisfactory to the corporation, is obtained to the effect that such sale, transfer or assignment is exempt from the registration requirements of the Securities Act.

13.4. INFORMATION

      (a) Each Vendor acknowledges that he, she or it has received from Brooks Automation, Inc. the following SEC filed documents:

          -   Annual Report on Form 10-K for the year ended September 30, 2000;

          - Quarterly Reports on form 10-Q for the period ended December 31, 2000, March 31, 2001 and June 30, 2001;

          - The definitive proxy materials on Schedule 14A as filed with the SEC on January 24, 2001;

          - The description of the common stock contained in our Registration Statements on Form 8-A, as filed on January 24, 1995 and August 7, 1997; and

          - Current Reports on Form 8-K and 8-K/A filed with the SEC on March 1, 2001; May 15, 2001; May 24, 2001; May 29, 2001; and July 9,
               2001.

     (b) In addition, Vendor has received such information with respect to the investment as it has requested in connection with the investment decision, has had an opportunity to ask questions, and has received answers to such questions as were asked. The officers of Brooks Automation, Inc. have made available to each Vendor any and all written information which it has requested and have answered to each Vendor's satisfaction all inquiries made by such Vendor.

13.5. RESTRICTION ON DISPOSITION OF BROOKS SHARES

     Each Vendor other than Alwo AG agrees that, without regard to the existence or absence of any securities law restrictions, he may not transfer or agree to transfer (whether by way of gift, sale, transfer, assignment, pledge, hypothecation, mortgage or otherwise) any interest in any Brooks Shares acquired under this Agreement, except as follows:

     (a) the restriction of this Clause 13.5. shall not apply to one quarter of the total number of Brooks Shares purchased by him under this Agreement, and

     (b) the restrictions on the other three quarters of the total number of Brooks Shares purchased by him under this Agreement shall lapse with respect to an additional one-quarter on each of the first, second and third anniversary dates of the Completion Date.

     For the avoidance of doubt it is agreed and understood that the Brooks Shares acquired by Alwo AG under this Agreement are exempt from the restrictions as set forth in this Clause 13.5..

13.6.  ANNOUNCEMENT

     (a)  Restrictions on Announcements

          No press conference, announcement or other communication concerning Confidential Information or the transactions referred to in this Agreement, or in connection with the Company or otherwise relating to the financial condition or trading or financial prospects of the Company, shall be made or despatched by the Vendors or their agents, employees or advisors to any third party without the prior written consent of the Vendors save as any be required by any:

          (i)   Law;

          (ii) existing contractual arrangements (including for this purpose any non-legally binding agreement with a trade union ); or

          (iii) a stock exchange or a takeover board; or

          (iv) any applicable regulatory authority to which the Vendors are subject where such requirement has the force of law;

     (b) provided such communication shall be made only after consultation with the Purchaser.Time Limit

          The restrictions contained in this Clause shall continue to apply after Completion without limit in time.

     (c)  Legal and Regulatory Requirements

          The Purchaser and each of the Vendors undertakes to provide all such information known to it or him or which on reasonable enquiry ought to be known to it or him or as may reasonably be required by the Vendors or the Purchaser in relation to the Company or any member of it for the purpose of complying with the requirements of Law or of a stock exchange or a takeover board or of any applicable regulatory authority to which any of the parties is subject where such requirement has the force of law.

13.7.  ASSIGNMENT

     (a)  Limited Assignment

          No party or any other person with enforceable rights under this Agreement may assign the benefit of its rights under this Agreement whether absolutely or by way of security or deal in any way with its rights under this Agreement except (in the case of the Purchaser only) by way of an absolute assignment to an Affiliate of the Purchaser and provided and so long as it remains an Affiliate (failing which the benefit of this Agreement shall no longer be available to such assignee nor to any assignor) save that a party may assign such benefit absolutely and/or by way of security to a person (other than (in the case of the Purchaser) to an Affiliate as aforesaid) with the prior consent in writing of the parties (such consent not to be unreasonably withheld or delayed).

     (b)  Successors in Title

          Subject to sub-clause 13.2., this Agreement shall be binding upon and enure for the benefit of the personal representatives and assigns and successors in title of each of the parties and every other person with enforceable rights under this Agreement and references to the parties and such persons shall be construed accordingly.

13.8.  ENTIRE AGREEMENT

     This Agreement together with any Schedules or agreements between the parties referred to herein constitutes the whole and only agreement between the parties relating to the subject matter hereof and supersedes and extinguishes any prior drafts, previous agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether, or not in writing, between the parties in connection with the subject matter hereof.

13.9.  WAIVER, VARIATION AND RELEASE

     (a)  No Waiver by Omission, Delay or Partial Exercise

          No omission to exercise, or delay in exercising on the part of any party to this Agreement, any right, power or remedy provided by Law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No

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                                      -64-


          single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by Law or under this Agreement.

     (b)  Specific Waivers to be in Writing

          Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

     (c)  Variations to be in Writing

          No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.

     (d)  Non-release of all Vendors

          Any liability of the Vendors to any person under this Agreement may in whole or part be released, compounded or compromised or time or indulgence given by that person in its absolute discretion as regards any of the Vendors under such liability without in any way prejudicing or affecting its rights against any other Vendor under the same or like liability, whether joint or several or otherwise, or any other person's rights against any of them in any respect.

13.10.  COSTS AND EXPENSES

     (a)  Payment of Costs

          Save as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and [other agreements forming part of the transaction] provided that if the Purchaser shall exercise any right conferred by this Agreement to rescind this Agreement or if this Agreement becomes null and void in accordance with (and to the extent provided in) sub-clause 9.3 in circumstances in which the Vendors are in breach of that Clause the Vendors shall indemnify and keep the Purchaser indemnified on demand against all losses suffered or incurred by it in investigating the affairs of the Company and in the negotiation, preparation, execution and carrying into


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                                      -65-


          effect of this Agreement and the other agreements forming part of the transaction.

     (b)  Company to Pay no Costs

          For the avoidance of doubt, neither the Company shall pay any legal or other professional charges and expenses in connection with any investigation of the affairs of the Company or the negotiation, preparation and carrying into effect of this Agreement.

13.11.  PAYMENTS

     All payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by Law, in which event such deduction or withholding shall not exceed the minimum amount which it is required by Law to deduct or withhold and the payer will simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

13.12.  EXCHANGE RATE

     For any payment to be made or amount to be otherwise taken into account under this Agreement for which a conversion from USD to CHF or vice-versa is necessary, the exchange rate published in the Wall Street Journal at Completion shall apply.

13.13.  NOTICES

     (a)  Form of Notices

          Any communication to be given in connection with the matters contemplated by this Agreement shall, except where expressly provided otherwise, be in writing and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

     (b)  Address and Facsimile

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                                      -66-


          Such communication shall be sent to the address of the relevant party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may previously have been communicated to the other party in accordance with this sub-clause. Each communication shall be marked for the attention of the relevant person.

          For all Vendors: notice to be sent to Rodolfo Federici, Andhauser Strasse 71, CH-8572 Berg.

          For Purchaser: notice to be sent to both Brooks Automation Luxembourg S.a.r.l., 5 rue Eugene Ruppert, L-2453 Luxembourg, for the attention of Christophe Gammal, and Brooks Automation Inc., 15 Elizabeth Drive, Chelmsford, MA 01824 (USA), for the attention of Ellen B. Richstone.

     (c)  Effectiveness of Notices

          A communication shall be or not be deemed to have been served:

          (i) if delivered by courier or by hand at the address referred to in sub-clause 13.13.(b) at the time of delivery;

          (ii) if sent by first class pre-paid post to the address referred to in sub-clause 13.13.(b): at reception ; and

          (iii) if sent by facsimile to the number referred to in sub-clause 13.13.(b) at the time of reception .

          If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this Clause, it shall be deemed to have been delivered at the next opening of business in the territory of the recipient.

     (d) A party may notify the other party or parties to this Agreement of a change to its name, relevant person, address or facsimile number for the purpose of sub-clause 13.13.(b) provided that such notification shall only be effective on:

          (i) the dated specified in the notification as the date on which the change its to take place; or

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                                      -67-


          (ii) if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

     (e)  Notice to Vendors

          Notice given to any one or more of the Vendors shall be deemed to be notice to all of the Vendors. Any notice to be given by the Vendors shall be sufficiently given on behalf of them all by at least (but not less than) a majority in number thereof and the rights of the Vendors shall be sufficiently exercised or waived on behalf of them if exercised or waived by at least (but not less than) a majority in number thereof.

     (f)  Non-Applicability to Proceedings

          For the avoidance of doubt, the provisions of this Clause shall not apply in relation to the service of any writ, summons, order, judgement or other document relating to or in connection with any proceeding.

13.14.  COUNTERPARTS

     (a)  Execution in Counterparts

          This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

     (b)  One Agreement

          Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

13.15.  LANGUAGE

     (a)  English Language to Prevail

          This Agreement is drawn up in the English language. If this Agreement is translated into any language other than English, the English language text shall prevail.

     (b)  All Notice in English

          Subject to sub-clause 1(c) each notice, instrument, certificate or other communication to be given under or in connection with this Agreement shall be in the English language (being the language of negotiation of this Agreement) and in the event that such notice, instrument, certificate or other communication or this Agreement is translated into any other language, the English language text shall prevail.

13.16.  INVALIDITY

     Each of the provision of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

13.17.  AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT

     This Agreement shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

13.18.  CONFIDENTIALITY

     (a)  Prohibition on Disclosure

          Each of the Vendors hereby undertakes with the Purchaser that it shall both during and after the term of this Agreement preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes Confidential Information except:

          (i)   in the circumstances set out in sub-clause 13.18.13.13(b) below;

          (ii)  to the extent otherwise expressly permitted by this Agreement;
                or

          (iii) with the prior consent in writing of the party to whose affairs such Confidential Information relates.

     (b)  Permitted Disclosures

          The circumstances referred to in sub-clause 13.18.(a)(i)above are:

          (i) where the Confidential Information, before it is furnished to any of the Vendors, is in the public domain;

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                                      -69-


          (ii) where the Confidential Information, after it is furnished to any of the Vendors, enters the public domain otherwise than as a result of a breach by any of the Vendors of its obligations in this sub-clause 13.18. or a breach by the person who disclosed that Confidential Information of a confidentiality obligation and any of the Vendors is aware of such breach;

          (iii) if, and to the extent, the Vendors make disclosure of the Confidential Information to any person:

          (iv)   in compliance with any requirement of Law;

          (v) in response to a requirement of a stock exchange or a takeover board;

          (vi) in response to any applicable regulatory authority to which the Vendors are subject where such requirements has the force of law; or

          (vii) in order to obtain Tax or other clearances or consents from the relevant taxing or regulatory authorities; or

     (c) where the Confidential Information is to be disclosed to the employees and their trade unions or works councils of the Company and/or of the Vendors, and directors, agents, consultants and professional advisers of the Vendors;

          provided that any such information disclosable pursuant to sub-clause 13.18.(b) shall be disclosed only after consultation with the Purchaser and only to the extent required by the stock exchange or the takeover board or by law.

     (d)  No Time Limit

          The restrictions contained in this sub-clause shall continue to apply after Completion without limit in time.

13.19.  GOVERNING LAW AND JURISDICTION

     (a)  Governing Law

          This Agreement shall be governed by and constructed in accordance with the laws of Switzerland, to the exclusion of the Vienna (United Nations) Convention on Contracts for the International Sale of Goods.

     (b)  Jurisdiction

          All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules.

          The procedure shall be held in English. The place of arbitration shall be Zurich, Switzerland.


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                                      -71-


AS WITNESS the hands of the parties or their duly authorised representatives on the date first appearing at the head of this Agreement.


Place and date:                                  The Vendors:



Zurich, 9 October 2001                   ---------------------------------------
                                         Jakob Blattner


Zurich, 9 October 2001                   ---------------------------------------
                                         Alwo AG


Zurich, 9 October 2001                   ---------------------------------------
                                         Rodolfo Federici


Zurich, 9 October 2001                   ---------------------------------------
                                         Walter Grobli





Place and date:                          The Purchaser:



Zurich, 9 October 2001                    --------------------------------------
                                          Brooks Automation Luxembourg S.a.r.l.